UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

KFORCE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy statement, if other than Registrant)

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KFORCE INC.

Notice of Annual Meeting of Shareholders To Be Held June 19, 2007

Dear Shareholder:

On Tuesday, June 19, 2007, Kforce Inc. will hold its 2007 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605. The Board of Directors cordially invites all shareholders to attend the meeting which will begin at 8:00 a.m., Eastern Time.

We are holding this meeting to:

1.	Elect three Class I directors to hold office for a three-year term expiring in 2010 and one Class II director to hold office for a one-year term expiring in 2008;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2007; and

3.	Attend to other business properly presented at the meeting.

Your Board of Directors has selected April 19, 2007, as the record date for determining shareholders entitled to vote at the meeting.

This proxy statement, proxy card and Kforce’s 2006 Annual Report to Shareholders are being mailed on or about May 4, 2007. Whether or not you plan to attend the annual meeting, please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing, signing, and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.

If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph J. Liberatore
Secretary

Tampa, Florida

May 4, 2007

QUESTIONS AND ANSWERS

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because Kforce’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Kforce to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and which is designed to assist you in voting.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Tuesday, June 19, 2007, at 8:00 a.m., Eastern time, at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:	What may I vote on?

A:	The election of three Class I directors to hold office for a three-year term expiring in 2010 and the election of one Class II director to hold office for a one-year term expiring in 2008 and the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2007.

Q:	How does Kforce’s Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR each of the proposals.

Q: Who is entitled to vote?

A:	Only those who owned Kforce common stock at the close of business on April 19, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to submit your proxy by either: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card; or (3) completing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the proposals.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that the shareholder must bear.

Q:	Can I change my vote?

A:	You have the right to change your vote at any time before the meeting by:

(1)	notifying Kforce’s corporate secretary that you have revoked your proxy;

(2)	voting in person;

(3)	returning a later-dated proxy card;

(4)	voting through the Internet at http://www.investorvote.com at a later date; or

(5)	voting through the toll-free telephone number by calling 1-800-652-VOTE (8683) at a later date.

Q:	How many shares can vote?

A:	As of the Record Date, April 19, 2007, 41,032,411 shares of Kforce common stock were issued and outstanding. Every holder of Kforce common stock is entitled to one vote for each share held.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Kforce common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for the proposals to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at a meeting at which a quorum is present. With regard to the proposal for the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2007, the proposal must receive the affirmative vote of the majority of the shares entitled to vote on the matter.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Joseph J. Liberatore, Kforce’s Chief Financial Officer and Secretary and Michael Blackman, Kforce’s Senior Vice President of Investor Relations, or either of them, to vote on such matters at their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered accountants for the fiscal year ending December 31, 2007, and in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	How do I vote using the telephone or the Internet?

A:	For Shares Directly Registered in the Name of the Shareholder. Shareholders with shares registered directly with Computershare Trust Company, N.A. (“Computershare”), Kforce’s transfer agent, may vote on the Internet at the following address on the World Wide Web: http://www.investorvote.com. They will be required to provide the Control Numbers contained on their proxy cards. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered shareholder must be received by 11:59 p.m. (Eastern Time) on June 18, 2007.

For Shares Registered in the Name of a Bank or Brokerage. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (Eastern Time) on June 18, 2007.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Shareholders eligible to vote at the Annual Meeting, using a touch-tone telephone, may also vote by calling 1-800-652-VOTE (8683) (toll free) and following the recorded instructions.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Kforce is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet Service interruptions that may occur or any inaccuracies, erroneous or incomplete information that may appear.

Q:	When are the shareholder proposals for the next Annual Meeting of Shareholders due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by January 4, 2008. In addition, the proxy solicited by the Board for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 20, 2008.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

PROPOSALS ON WHICH YOU MAY VOTE

PROPOSAL 1. ELECTION OF DIRECTORS

The Board has nine directors who are divided into three classes serving staggered three-year terms. The current terms of the three classes of directors expire in 2007 (Class I directors), 2008 (Class II directors), in 2009 (Class III directors). At the Annual Meeting, you and the other shareholders will elect three individuals to serve as directors until the 2010 Annual Meeting and one individual to serve as director until the 2008 Annual Meeting. The Board has nominated Elaine D. Rosen, Ralph E. Struzziero and Howard W. Sutter to stand for election at the Annual Meeting for Class I director seats and Richard M. Cocchiaro to stand for election at the Annual Meeting for a Class II director seat. Ms. Rosen and Messrs. Cocchiaro, Struzziero and Sutter are current members of the Board. Pursuant to the NASDAQ listing standards and SEC rules, the Board determined that Elaine D. Rosen and Ralph E. Struzziero are independent and that Richard M. Cocchiaro and Howard W. Sutter, are not independent. Detailed information on each nominee is provided on pages 11 through 13.

The individuals named as proxies will vote the enclosed proxy for the election of Richard M. Cocchiaro, Elaine D. Rosen, Ralph E. Struzziero and Howard W. Sutter unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.

Vote Required

The three nominees for election as Class I directors and one nominee for election as a Class II director will be elected at the meeting by a plurality of all the votes cast at the meeting, meaning that the three nominees for Class I directors and the one nominee for Class II director who receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

Information about the Board of Directors and Committees

The Board has determined that the following members of Kforce’s board are independent pursuant to Rule 4200(a)(15) of the NASDAQ listing standards and SEC rules: John N. Allred, W.R. Carey, Jr., Mark F. Furlong, Elaine D. Rosen, Ralph E. Struzziero, and A. Gordon Tunstall. The Board has determined that David L. Dunkel, Richard M. Cocchiaro and Howard W. Sutter are not independent. Effective September 30, 2006, Patrick D. Moneymaker resigned as a member of the Board in order to become the Chief Executive Officer of Kforce Government Holdings, Inc., a wholly-owned subsidiary of Kforce.

The Board met four times during 2006. Each director attended at least 75% of the total number of meetings of (a) the Board (held during the period for which they were a director) and (b) the Committees on which they served (during the periods that they served). The full Board considers all major decisions. However, the Board has established the following five standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

•

Compensation Committee. The Compensation Committee held four meetings for which its members were compensated in 2006. The Compensation Committee reviews overall compensation and fringe benefit policies and practices; reviews and recommends to the Board the adoption of, or amendments to, stock option, stock-based incentive, or stock purchase plans; approves any grants or awards under any long-term incentive program; and prepares an annual report on our executive compensation policies and practices as may be required by SEC rules. The Compensation Committee may meet in executive sessions (excluding the Chief Executive Officer) from time to time. The Compensation Committee has the authority to retain consultants, advisors and legal counsel, provided that the Compensation Committee shall obtain the concurrence of the full Board in advance for any extraordinary expenses. During the fiscal year ended December 31, 2006, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”), an independent consulting firm, to complete an analysis of Kforce’s executive compensation program. PM&P was engaged to compare the annual and long-term incentive compensation levels for Kforce’s Chief Executive Officer and the other Named Executive Officers to the competitive market for similar executive talent. For further information regarding the work performed by PM&P, please see the discussion below under the heading “Compensation Discussion and Analysis.” Each director on the Compensation Committee is “independent” under NASDAQ and SEC rules. The compensation of directors serving on the Compensation Committee is determined by the Board of Directors. The current members of the Compensation Committee are W. R. Carey, Jr., Mark F. Furlong, Elaine D. Rosen (Chairperson) and Ralph E. Struzziero. A copy of the Compensation Committee’s charter is available on the Investor Relations section of our website at http://www.kforce.com.

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Audit Committee. The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee held six meetings for which its members were compensated in 2006. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts for this purpose. The Audit Committee has the sole responsibility for the selection, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibilities, the Audit Committee selects, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms, and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and Kforce.

Other responsibilities of the Audit Committee include reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; reviewing with management and the independent auditors Kforce’s annual and quarterly financial results, financial statements and results of the independent auditors’ reviews of such financial information; reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems, or difficulties; conferring with the independent auditors with regard to the adequacy of internal accounting controls; reviewing with the independent auditors (a) all critical accounting policies and practices used in the audit, (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences as well as meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately.

The Audit Committee also oversees Kforce’s internal assurance function and compliance with procedures for the receipt, retention and treatment of complaints received by Kforce regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of Kforce of concerns regarding accounting or auditing matters.

The current members of the Audit Committee are John N. Allred, W. R. Carey, Jr. and Mark F. Furlong (Chairman). Each member of the Audit Committee is independent within the meaning of Rules 4200(a)(15) and 4350(d) of NASDAQ’s listing standards and the SEC Rules. The Board has determined that Mr. Furlong is an “audit committee financial expert” as defined by SEC rules. The Audit Committee’s responsibilities are more fully set forth in a written charter. A copy of the Audit Committee’s charter is available on the Investor Relations section of our website at http://www.kforce.com.

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Nomination Committee. The Nomination Committee held no meetings for which its members were compensated in 2006. The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board.

The current members of the Nomination Committee are John N. Allred, W.R. Carey, Jr. (Chairman), and Elaine D. Rosen, each of whom is independent within the meaning of Rule 4200(a)(15) of NASDAQ’s listing standards. As set forth in the general guidelines established pursuant to its charter, the Nomination Committee strives for directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness; and (c) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. The Nomination Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Nomination Committee and by the Board. A copy of the Nomination Committee’s charter is available on the Investor Relations section of our website at http://www.kforce.com.

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Corporate Governance Committee. The Corporate Governance Committee held four meetings for which its members were compensated in 2006. The purpose of the Corporate Governance Committee is to encourage and enhance communication among independent directors. The Corporate Governance Committee consists of all directors of the Board who are “independent” under Rule 4200(a)(15) of NASDAQ’s listing standards and SEC rules. The current members of the Corporate Governance Committee are John N. Allred, W.R. Carey, Jr., Mark F. Furlong, Elaine D. Rosen, Ralph E. Struzziero (Chairman) and A. Gordon Tunstall. Effective September 30, 2006, Patrick D. Moneymaker resigned as a member of the Corporate Governance Committee to take a position as Chief Executive Officer of Kforce Government Holdings Inc., a wholly-owned subsidiary of the Kforce.

•

Executive Committee. The Executive Committee held no meetings for which its members were compensated in 2006. The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board. The current members of the Executive Committee are Richard M. Cocchiaro, David L. Dunkel (Chairman), Howard W. Sutter and A. Gordon Tunstall.

Communications with Board of Directors

Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida, 33605. Such communications will be delivered directly to Kforce’s Board of Directors.

Kforce has no formal policy on director attendance at the Annual Meeting of Shareholders. Mr. Dunkel attended Kforce’s 2006 Annual Meeting of Shareholders.

Code of Ethics

The Board has adopted a Code of Ethics and Business Conduct that is applicable to all employees of Kforce, including the chief executive officer, chief financial officer and chief accounting officer. The Code of Ethics and Business Conduct is available on the Investor Relations section of our website at http://www.kforce.com.

Compensation Committee Interlocks and Insider Participation

During 2006, the Compensation Committee consisted of W.R. Carey, Jr., Mark F. Furlong, Elaine D. Rosen (Chairperson) and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries and none had any relationship with Kforce requiring disclosure in this proxy statement under Item 404 of Regulation S-K. During the year ended December 31, 2006, Kforce had no “interlocking” relationships in which (1) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Kforce; (2) an executive officer of Kforce served as a director of another entity, one of whose executive officers served on the Compensation Committee of Kforce; and (3) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Kforce.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP to audit the financial statements of Kforce for the fiscal year ending December 31, 2007, and to perform other appropriate services, subject to ratification by shareholders. Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Vote Required

The appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2007, will be subject to ratification by the shareholders at the meeting by the affirmative vote of the majority of the shares entitled to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP TO SERVE AS KFORCE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

AUDIT COMMITTEE REPORT

Kforce Inc.’s Audit Committee is composed of three directors, all of which the Board has determined to be independent for purposes of both Rules 4200(a)(15) and 4350(d) of NASDAQ’s listing standards and SEC rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.

Kforce Inc.’s management has primary responsibility for preparing Kforce Inc.’s financial statements and its financial reporting process. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for auditing Kforce Inc.’s financial statements and for expressing an opinion whether Kforce Inc.’s audited financial statements present fairly, in all material respects, our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with Kforce Inc.’s management;

2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent auditors their independence. The Audit Committee has considered whether the provision of other non-audit services is compatible with the independent auditors’ independence, and satisfied itself as to the auditors’ independence; and

4. Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, as Kforce’s independent registered public accountant for the fiscal year ending December 31, 2007.

Submitted by the Audit Committee

Mark F. Furlong (Chairman)

John N. Allred

W.R. Carey, Jr.

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

INDEPENDENT AUDITORS

Our consolidated financial statements for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, independent auditors. Deloitte & Touche LLP has also been selected, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2007, and to provide review services for each of the quarters in the year ending December 31, 2007. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders in order to respond to appropriate questions and to make any other statement deemed appropriate.

Audit Fees

Fees for audit services totaled $859,300 in 2006 and $908,500 in 2005, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.

Audit Related Fees

Fees for audit related services totaled $63,000 in 2006 and $79,550 in 2005. Audit related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements or other filings that are not captured under the fees for audit services. These services included financial statement audits of our employee benefit plans; consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services related to mergers/acquisitions, dispositions, and discontinued operations; and audits and accounting consultation related to mergers and acquisitions.

Tax Fees

We paid no fees for tax services, including tax compliance, tax advice and tax planning, to Deloitte & Touche LLP in 2006 or 2005.

All Other Fees

Fees for all other services not described above totaled $200 in 2006 and $300 in 2005. The fees for 2006 and 2005 were related to attendance of Kforce staff at a Deloitte & Touche LLP continuing professional education seminar.

The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During the fiscal year ended December 31, 2006, 100% of audit-related services were pre-approved by the Audit Committee in accordance with this policy.

STOCK OWNERSHIP

The following table shows the amount of Kforce common stock beneficially owned (unless otherwise indicated) as of April 19, 2007 by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) our directors, (3) our executive officers named in the Summary Compensation Table below, and (4) all of our directors and executive officers as a group.

	Shares of Kforce Common Stock Beneficially Owned
	Number (1)(2)(3)	Percent
Directors and Other Named Executive Officers
David L. Dunkel	3,377,529	7.96%
John N. Allred	96,750	*
W.R. Carey, Jr.	118,238	*
Richard M. Cocchiaro	1,815,282	4.42%
Michael L. Ettore	228,276	*
Mark F. Furlong	46,955	*
Joseph J. Liberatore	506,907	1.22%
Stephen McMahan	121,785	*
Elaine D. Rosen	11,000	*
William L. Sanders	963,896	2.31%
Ralph E. Struzziero	155,819	*
Howard W. Sutter	1,853,588	4.50%
A. Gordon Tunstall	25,000	*
Patrick D. Moneymaker(4)	—	*
All directors and executive officers as a group (14 persons)	9,321,025	21.16%
Shareholders (5)
William Blair & Company, L.L.C. 222 W. Adams Chicago, Illinois 60606	3,193,712	7.78%
Strong Capital Management Inc. 100 Heritage Reserve Menomonee Falls, Wisconsin 53051	2,599,856	6.34%
Bank of America, National Association 100 N. Tryon Street Charlotte, North Carolina 28255	2,211,759	5.39%

*	Less than 1% of the outstanding common stock
(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options or options exercisable within 60 days of April 19, 2007, as follows: Mr. Dunkel, 1,418,048; Mr. Allred, 49,326; Mr. Carey, 78,238; Mr. Cocchiaro, 29,837; Mr. Ettore, 136,022; Mr. Furlong, 29,855; Mr. Liberatore, 352,928; Mr. McMahan, 80,948; Ms. Rosen, 10,000; Mr. Sanders, 631,865; Mr. Struzziero, 14,464; Mr. Sutter, 164,767; and Mr. Tunstall, 25,000.
(2)	Includes 19,000 shares as to which beneficial ownership is disclaimed by Mr. Cocchiaro (shares held by spouse). Also includes 1,739,041 shares as to which voting and/or investment power is shared or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Cocchiaro, 38,845 (shares held by mother), 23,080 (shares held by sons), and 60,463 (shares held by Cocchiaro Family Foundation); Mr. Struzziero, 1,987 (shares held by spouse) and 10,100 (shares held by his sons); and Mr. Sutter, 5,000 (shares held by spouse) and 1,595,316 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner).
(3)	Includes the number of shares of restricted stock that are beneficially owned as follows: Mr. Dunkel, 95,570; Mr. Ettore, 41,456; Mr. Liberatore, 60,422; Mr. McMahan, 40,456; Mr. Sanders, 60,996; and Mr. Sutter, 10,000.

(4)	Mr. Moneymaker resigned as a director effective as of September 30, 2006, to become the Chief Executive Officer of Kforce Government Holdings, Inc., a wholly-owned subsidiary of Kforce.
(5)	The number of shares shown is based upon certain Schedule 13Gs (or amendments thereto) filed with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Kforce directors, executive officers and persons holding more than ten percent of our common stock to file reports of ownership and changes in ownership of the common stock with the SEC. The directors, officers and ten percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than ten percent of our common stock were in compliance with their filing requirements, except for Stephen J. McMahan, who was late in filing his initial report on Form 3.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information as of April 19, 2007, concerning our executive officers, continuing directors, and nominees for election as directors.

Name	Position(s)	Age	Year First Became a Director
David L. Dunkel	Chairman, Chief Executive Officer, and Class III Director	53	1994
John N. Allred	Class II Director	60	1998
W.R. Carey, Jr.	Class III Director	59	1995
Richard M. Cocchiaro	Vice Chairman, Class II Director (nominee for a term expiring in 2008)	52	1994
Mark F. Furlong	Class III Director	50	2001
Michael Ettore	Senior Vice President and Chief Services Officer	50	—
Joseph J. Liberatore	Senior Vice President, Chief Financial Officer and Secretary	44	—
Stephen McMahan	Senior Vice President and Chief Sales Officer	52	—
Elaine D. Rosen	Class I Director (nominee for a term expiring in 2010)	54	2003
William L. Sanders	President	60	—
Ralph E. Struzziero	Class I Director (nominee for a term expiring in 2010)	62	2000
Howard W. Sutter	Vice Chairman, Class I Director (nominee for a term expiring in 2010)	58	1994
A. Gordon Tunstall	Class II Director	62	1995

David L. Dunkel has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.

John N. Allred has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. Prior to that time, Mr. Allred served in various capacities with Source Services Corporation (“Source”) prior to its merger with Kforce in 1998, including Branch Manager of the Kansas City branch (1976-1983), Regional Vice President (1983-1987) and Vice President (1987-1993).

W. R. Carey, Jr. has served as a director of Kforce since October 1995. He is currently the Chairman and Chief Executive Officer of Corporate Resource Development, Inc., an Atlanta, Georgia based sales and marketing consulting and training firm which began in 1981 and assists some of America’s largest firms in design, development, and implementation of strategic and tactical product marketing. Mr. Carey serves on the Board of Directors of Outback Steakhouse, Inc. and is also the National Chairman of the Council of Growing Companies.

Richard M. Cocchiaro has served as a director of Kforce since its formation in August 1994. He currently serves as Vice Chairman. Previously, Mr. Cocchiaro served as Vice President of National Accounts for Kforce from 2000 to 2004, Vice President of Strategic Alliances for kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).

Michael Ettore has served as Kforce’s Senior Vice President and Chief Services Officer since October 2004. Mr. Ettore joined Kforce in 1999 and has served as the Vice President, Leadership Development and Vice President, Operations. Prior to joining Kforce, Mr. Ettore served in the United States Marine Corps as an Infantry Officer, retiring in 1998, after 24 years of service.

Mark F. Furlong has served as a director of Kforce since July 2001. He currently serves as the CEO of Marshall & Ilsley Corporation (since April 2007) and served as President of Marshall & Ilsley Corporation from July 2004 to April 2007. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April, 2001 to October, 2004. Mr. Furlong’s prior experience includes service as an audit partner with Deloitte & Touche LLP.

Joseph J. Liberatore has served as Kforce’s Senior Vice President and Chief Financial Officer since October 2004 and Corporate Secretary since February 2007. Prior to his appointment as Chief Financial Officer, Mr. Liberatore had served as Senior Vice President since June 2000, Chief Talent Officer since September 2001 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various roles in Kforce since 1988.

Stephen McMahan has served as Kforce’s Senior Vice President and Chief Sales Officer since January 2006. Mr. McMahan also serves as the President of the Atlantic Region. Prior to his appointment as Chief Sales Officer, Mr. McMahan served as Group President (2002-2005), Business Unit President-East (2000-2002) and Regional Vice President, Northeast (1998-2000) responsible for Tech, Finance and Accounting staffing and search businesses. Mr. McMahan came to Kforce through the acquisition of Source Services Corporation, where he served as Managing Director of the Boston Tech, Finance and Accounting practices.

Elaine D. Rosen has served as a director of Kforce since June 2003. Ms. Rosen currently serves as a consultant for a variety of clientele. From 2001-2004, Ms. Rosen served as the Chair of the Capital Campaign for Preble Street Resource Center, a collaborative for the homeless and low income community in Portland, Maine, a volunteer position. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America. Ms. Rosen serves as trustee or director of several non-profit organizations and is also a director of AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Downeast Energy Corp., a provider of heating products and building supplies, and is the Chair of the Board of The Kresge Foundation.

William L. Sanders has served as President of Kforce since October 2004. Mr. Sanders also served as Kforce’s Secretary from April 1999 to February 2007. Prior to his appointment as President, Mr. Sanders served as Kforce’s Chief Operating Officer since December 2002 and Senior Vice President since April 1999. From April 1999 to September 2003, Mr. Sanders also served as Kforce’s Chief Financial Officer. Mr. Sanders’ prior experience also includes serving as a partner with Deloitte & Touche LLP.

Ralph E. Struzziero has served as a director of Kforce since October 2000. Since 1995, Mr. Struzziero has operated an independent business consulting practice and since 1997 has served as an adjunct professor at the

University of Southern Maine. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, Downeast Energy Corp, a provider of heating products and building supplies.

Howard W. Sutter has served as Kforce’s director since its formation in August 1994. Mr. Sutter currently serves as Vice Chairman, and oversees mergers and acquisitions. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994).

A. Gordon Tunstall has served as a director of Kforce since October 1995. He is the founder of, and for more than 25 years has served as President of, Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc. and Discount Auto Parts, Inc.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis provides information regarding the compensation program in place for our Chief Executive Officer (“CEO”) and other named executive officers (collectively, with the CEO, the “Named Executive Officers”) for the fiscal year ended December 31, 2006. This Compensation Discussion and Analysis will help you understand the overall objectives of our executive compensation program, each element of our executive compensation program, and the policies underlying our 2006 compensation program for the Named Executive Officers. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our executive compensation for our Named Executive Officers was reviewed and analyzed by Pearl Meyer & Partners (“PM&P”). PM&P specializes in consulting public companies on executive compensation and is independent of Kforce. The Compensation Committee (the “Committee”) selected PM&P to review our executive compensation to provide an analysis of Kforce’s executive compensation program in relation to the competitive market for similar executive officers. PM&P compared the salaries and annual long-term incentive compensation levels for Kforce’s CEO and other Named Executive Officers to the competitive market for similar executive talent. PM&P gathered its competitive compensation market data from published and private pay survey sources covering the staffing and professional services industry, as well as compensation information contained in proxy statements filed by Kforce’s defined peer group companies.

During 2006, Kforce paid $232,000 in fees to PM&P for the executive compensation analysis requested by the Committee. PM&P provided no other services to Kforce during 2006.

Introduction and Background

The Committee is responsible for setting Kforce’s compensation principles that serve to guide the design of its executive compensation program. The Committee is also responsible for recommending to the Board of Directors the compensation levels of the CEO and for reviewing the compensation levels of certain other senior executives, including the other Named Executive Officers listed in the Summary Compensation Table. The Committee annually assesses the ongoing competitiveness of Kforce’s executive compensation program in order to evaluate whether it is achieving the desired goals and objectives summarized in this Compensation Discussion and Analysis. In undertaking this annual review, the Committee considers the advice of independent, outside consultants, such as PM&P, in assessing the extent to which the amounts and types of compensation Kforce pays its executive officers are appropriate and to provide counsel and make recommendations to the Board.

The Committee makes every effort to maintain independence and objectivity. The Committee meets in executive session without the executive officers from time to time where discussions or decisions regarding executive compensation occur. In addition, the Committee also receives input from executive officers on executive compensation issues, but is solely responsible for all decisions on executive compensation. The Committee is committed to (1) staying informed of current issues and emerging trends, (2) ensuring that Kforce’s executive compensation program remains aligned with best practices, and (3) establishing and maintaining an executive compensation program that is consistent with shareholder interests while incentivizing executives.

The Committee believes the Firm has an outstanding management team which has produced excellent financial results and shareholder returns through the current business cycle. Kforce stock price increased 188.4% during the four-year period 2002—2006. The total market capitalization of the Firm has increased from approximately $127.7 million on December 31, 2002, to $498.1 million on December 31, 2006. Indeed, 2006 was one of the most successful years in the Firm’s history as indicated by the following:

1.	Revenues for 2006 were a record $938.4 million, an increase of 17% over 2005.

2.	Earnings per share for 2006 were $.77 cents, an increase of 40% over 2005.

3.	Net income for 2006 was $32.5 million, an increase of 45% over 2005.

4.	EBITDA for 2006 was $71.3 million, an increase of 45% over 2005.

5.	Total shareholders’ equity at the end of 2006 was $262 million, an increase of 24% over 2005.

6.	Stock price increased 9.1% in 2006, from $11.16 on December 31, 2005 to $12.17 on December 31, 2006.

7.	Kforce completed the acquisition and integration of two companies, PCCI Holdings, Inc. and Bradson Corporation, in 2006.

8.	Total shareholder return for the five year period ended December 31, 2006 was 193.5%.

The following graph is a comparison of the cumulative total returns for Kforce common stock as compared with the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the average performance of our peer companies. The Firm’s cumulative return was computed by dividing the difference between the price of Kforce common stock at the end of each year and the beginning of the measurement period (December 31, 2001 to December 29, 2006) by the price of Kforce common stock at the beginning of the measurement period. Cumulative total return for the peer group companies and the NASDAQ include dividends in the calculation of total return and are based upon an assumed $100 investment on December 31, 2001, with all returns weighted based on market capitalization. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce common stock.

KFORCE STOCK PRICE PERFORMANCE GRAPH

	2001	2002	2003	2004	2005	2006
Kforce Inc.	100.0	67.1	148.6	176.5	177.4	193.5
NASDAQ Stock Market (Composite)	100.0	68.5	102.7	111.5	113.1	123.8
Industry Peer Group	100.0	75.6	108.5	121.4	136.4	156.6

2006 Industry Peer Group

CDI Corp.

CIBER, Inc.

Computer Horizons

Kelly Services, Inc.

Kforce Inc.

Manpower Inc.

MPS Group, Inc.

On Assignment, Inc.

Robert Half International Inc.

Spherion Corporation

The industry peer group is one of the building blocks of executive compensation evaluation by providing the Committee fact-based data and providing insight into external compensation practices. The peer group provides information about pay magnitude, pay practices and performance comparison. The primary criterion for peer group selection includes peer company customers, talent, capital, complexity of operating model and amount of revenue.

Executive Compensation Philosophy and Guiding Principles

Kforce’s executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. In seeking to carry out this philosophy and employ highly qualified executives, Kforce has embraced certain principles intended to guide compensation design and administrative decisions made by the Board, the Committee and management.

1—Compensation should be directly aligned with performance.

Executive compensation levels should be commensurate with Kforce’s performance and shareholder return. The annual incentive program incorporates profitable growth measures that the Committee and Kforce management believe will increase long-term shareholder value. For each measure, incentive awards can be at, above or below target levels based on actual versus planned results, with no payments made if performance does not meet a minimum threshold level. Long-term incentive awards are tied directly to stock price performance. Each award for the CEO under these plans is subject to discretion of the Committee and other Named Executive Officer plans are subject to similar discretion by the CEO depending upon final results and circumstances.

2—Pay opportunities and program design should be competitive with market practice.

Attracting and retaining key management talent is critical to the success of a staffing firm in which people represent the true “assets” of the Firm. Understanding competitive market pay levels is essential to hiring and retaining qualified executives. It also is important to be knowledgeable of best practices and how comparable organizations compensate their executives. The Committee retained PM&P to review Kforce’s pay levels against those of comparable organizations and to provide the Committee with information as to emerging trends and issues impacting executive compensation.

The Committee reviews compensation data from several independent sources to determine whether Kforce’s total compensation program continues to be competitive. Kforce’s competitive market for executive talent is primarily professional organizations. However, the Committee also reviews pay data for other comparably sized professional service organizations because Kforce generally requires skills from a more varied set of backgrounds. Total pay levels for Named Executive Officers are targeted between the 50th percentile (median) and the 75th percentile of the industry average for similarly named executives when targeted performance goals are achieved.

3—Share ownership should be promoted.

Kforce’s executives should have a personal financial stake directly aligned with the interests of the Firm’s shareholders. Long-term incentives provide an equity stake to executive officers in the form of stock options, stock appreciation rights (“SARs”), performance accelerated restricted stock (“PARS”) and full value awards such as restricted stock. Executives can also increase their equity ownership levels by receiving stock in lieu of cash compensation (at the Committee’s discretion). In addition, all employees, including the Named Executive Officers, are eligible to purchase stock through the Kforce Inc. 1999 Employee Stock Purchase Plan. During 2006, the Committee adopted formal ownership guidelines, which requires each of the Named Executive Officers to own the equity equivalent of two times his annual salary or have certain restrictions on equity-based grants. As of April 19, 2007, Messrs. Dunkel, Sanders, Liberatore and Ettore were in compliance with this policy. In accordance with the policy, Mr. McMahan will be required to meet the share ownership guidelines by December 31, 2011. The stock ownership policy is available for review at http://www.kforce.com.

4—Kforce considers the tax deductibility of executive compensation as appropriate.

In designing executive compensation programs, Kforce considers, among other factors, the possible tax consequences to the Firm. However, tax consequences, including without limitation, tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations of such laws and regulations, and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of Kforce. In addition, Kforce believes that it is important to retain maximum flexibility in designing compensation programs that meet its stated objectives. Kforce, for all of the above reasons, and while considering tax deductibility as one of the factors in designing compensation programs, will not limit compensation to those levels or types of compensation that will be deductible. Kforce will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

We have structured the Stock Incentive Plan so that gains from the exercise of stock options and SARS will be fully deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, certain forms of compensation cannot be deducted, such as salary, the value of perquisites, discretionary incentives, and certain restricted stock awards, to the extent that the value of these compensation components exceeds $1 million. Kforce reserves the right to use such forms of compensation to the extent deemed to be in the interests of our shareholders even if such compensation may result in less than their full tax deductibility.

Compensation Components and Market Positioning

While the Committee is responsible for the CEO and executive officers’ compensation, the pay for performance philosophy of providing superior pay for superior performance is applied to all of the Firm’s professionals. Kforce seeks to provide superior incentives to its officers and all Firm professionals in return for superior performance success. The Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personal services business in which there are few tangible assets and in which people represent the true “assets” of the Firm. The Committee also takes into account the Firm’s complex operating model that is unique within an industry populated by many single service private firms owned by entrepreneurial individuals or financed by private equity firms representing the Firm’s most effective competition in many markets. Large financial rewards are frequently generated for owners of these private companies and Kforce’s acquisitions over the years has led to a need to take into account such philosophies of superior pay for superior performance. The Committee believes it is imperative that Kforce’s compensation programs provide superior cash and equity incentives to attract, motivate and retain executive officers to adequately compete with public and private companies. Kforce especially emphasizes stock price increases in its long-term equity compensation process. In essence, Kforce supports the notion that long-term equity grants should seek to approximate Kforce’s performance percentile rank within its peer group. It is imperative that the Firm’s compensation program provide superior cash and equity incentives to its executive officers so as to compete with both public and private companies for this talent and the Committee believes the Firm’s compensation program achieves this result. Below is a description of Kforce’s targeted overall compensation for its Chief Executive Officer and Named Executive Officers, as well as a description of how Kforce determines the components that make up total targeted compensation.

Targeted Overall Compensation

Kforce targets overall compensation for its Named Executive Officers between the 50th percentile and the 75th percentile of the industry average for similar executives based on the attainment of targeted goals. If goals are not reached, or if they are exceeded, total compensation is adjusted accordingly. At the direction of the Committee, PM&P prepared an in-depth analysis of 2005 competitive market data as discussed above, which was delivered to the Committee in early 2006. Based upon PM&P’s analysis, Kforce paid its Named Executive Officers total cash compensation in 2006 (consisting of base salary and cash bonus) at approximately the 57th percentile of competitive total cash compensation for similar executives in the PM&P 2005 market study, and total long-term incentives of approximately the 33rd percentile of long-term incentives paid to similar executives in the PM&P 2005 market study. Overall, Kforce’s total 2006 direct compensation paid to Named Executive Officers was 100% of the 61st percentile of competitive total compensation for similar executives in the PM&P 2005 market study. Compensation amounts realized in prior years by the Named Executive Officers is not indicative of any future compensation, grants or awards that may be paid or awarded.

Base Salaries

Consistent with Kforce’s compensation strategy, which incorporates the goal of minimizing fixed costs and maximizing the percentage of “at risk” performance-based pay for senior executives, Named Executive Officer salaries are targeted at the market median of competitive practices as compared with similar positions at comparable companies. Salary levels also reflect past performance, expected future contributions, and the experience level of each executive. Kforce chooses to pay a base salary to senior officers to provide a level of assured cash compensation that is commensurate with their professional status and accomplishments. Accordingly, during 2006, Kforce paid salaries that approximated the market median salaries for similar executives in the PM&P market study. Base salaries for the Named Executive Officer’s did not change from 2005 to 2006 for any Named Executive Officer and have not changed for four years for the CEO consistent with the Firm’s strategy of performance-based pay and market-based fixed compensation. In 2007, the CEO’s salary was increased from a base amount of $575,000 to $625,000, the first increase in five years.

Annual Incentive Compensation

Annual incentive compensation is targeted at the market 67th percentile of competitive practices and would result in total cash compensation at approximately the 60th percentile when challenging performance goals are met. Actual total cash compensation will be at, above, or below targeted levels, based on actual versus planned performance results. Targeting pay above the market median will promote retention while requiring the fulfillment of challenging performance goals. All Named Executive Officers participate in the Kforce Inc. 2005 Annual Performance Bonus Plan, a plan approved by Kforce shareholders in 2005, which is based on corporate, unit and individual performance. As stated above, Kforce chooses to pay annual incentives to motivate senior executives to meet performance goals that have been set by the Board of Directors and pay an appropriate level of total cash compensation to Named Executive Officers while minimizing fixed costs that are paid in the form of base salaries.

Accordingly, during 2006, Kforce paid cash bonuses at the 49th percentile of annual incentives for similar executives in the PM&P 2005 market study. These performance incentives were determined by formulas approved by the Committee in early 2006 which are based upon Kforce’s 2006 earnings per share, Kforce’s 2006 revenues, and attainment by each executive of selected business objectives. The amount paid to the CEO based on attainment of selected business objectives requires Committee discretion. The goal-setting process takes into consideration internal budgets, past performance, market expectations and competitor performance. In 2006, the target annual incentive award was equal to 100%, 90%, and 80%, of salary for Messrs. Dunkel, Sanders and Liberatore, respectively, with 40% of the target award tied to actual versus planned earnings per share (“EPS”), 40% tied to Kforce’s total revenues, and 20% tied to individual Management Business Objectives (“MBOs”). In 2006, the target annual incentive award was equal to 75% of salary for Mr. Ettore with 30% of the target award tied to actual versus planned EPS, 20% tied to Kforce’s total revenues, and 50% tied to individual MBOs. In 2006, the target annual incentive award was equal to 75% of salary for Mr. McMahan with 20% of the target award tied to actual versus planned EPS, 30% tied to Kforce’s total revenues, and 50% tied to individual MBOs. While the Committee receives input from the CEO, President and Chief Financial Officer and discusses compensation with them, the ultimate decision regarding compensation with regard to the CEO is solely at the discretion of the Committee. In considering the 2006 annual cash bonus award, the CEO recommended to the Committee a reduction in the total cash bonus to all Named Executive Officers of $1.5 million. Each of the Named Executive Officers agreed to reduce his 2006 annual incentive award.

Long-Term Incentives

Kforce grants long-term incentives to senior executives in order to provide appropriate incentives to key leaders to help ensure the long-term success of Kforce. Long-term incentives are targeted at the 60th percentile of competitive practices and are intended to align executive and shareholder interests. Annual stock option, SAR, PARS and restricted stock grants typically represent the primary form of long-term incentives for executive officers. Restricted stock grants require fewer shares than do stock options to deliver a target award value and serve as a useful retention device. Kforce grants long-term incentives to senior executives in order to provide appropriate incentives to key leaders to help ensure the long-term success of Kforce. At the October 17, 2006, Compensation Committee Meeting, the Committee unanimously approved that equity incentives for named officers are to be granted on the first business day of each new year and priced at the Kforce (KFRC) closing stock price of that day.

On February 21, 2006, the Committee granted the Named Executive Officers a cash-based alternative long-term incentive (the “ALTI”) totaling $1,744,038, divided among the five Named Executive Officers as shown in the 2006 Summary Compensation Table and 2006 Grants of Plan-Based Awards Table. The Committee used the ALTI to align the shareholders’ interests and provide long-term incentives to Named Executive Officers during 2006 because Kforce’s Employee Incentive Stock Option Plan expired in March of 2005. The terms of the ALTI grant state that the ALTI vests fully on January 1, 2008, and the total ALTI shall increase or decrease in value equal to the increase or decrease in the quarterly price of Kforce’s common stock over the period from January 1, 2006, to January 1, 2008. In addition, the ALTI would have been forfeited in the event the average closing price of Kforce’s common stock during the period of January 1, 2006, to December 31, 2006, was below $6.70, which did not occur.

In order to limit potential shareholder dilution from equity plans and better manage share reserves, equity grant run rates will vary with Kforce’s performance not to exceed 4% of common shares outstanding.

Employee Benefit Plans

Kforce maintains the following benefit plans which benefit senior executives. When Kforce calculates overall compensation for senior executives, Kforce factors in the benefits expected to be received under the benefit plans below.

Kforce 401(K) Retirement Savings Plan. Kforce maintains a qualified defined contribution 401(k) plan covering substantially all employees in which senior executives can participate. However, due to ERISA requirements, executive contributions to the 401(k) plan are often limited. Employer matching contributions to the 401(k) plan are discretionary and are funded annually as approved by the Board of Directors. None of Kforce’s Named Executive Officers participated in the 401(k) plan during 2006.

Kforce Inc. 1999 Employee Stock Purchase Plan. Kforce maintains an Employee Stock Purchase Plan (“ESPP”) which allows all employees to purchase stock at a 5% discount from the market price of Kforce’s common stock at the end of each quarter. Employees are eligible to participate in the ESPP as of the next plan enrollment date following their date of hire. None of Kforce’s Named Executive Officers participated in the ESPP during 2006.

Kforce Nonqualified Deferred Compensation Plan. Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer part of their compensation to later years. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board of Directors. None of Kforce’s Named Executive Officers made new contributions to the deferred compensation plan during 2006; however, Kforce’s CEO and President had deferred compensation balances in the plan as of December 31, 2006, which are described below in the 2006 Nonqualified Deferred Compensation Table.

Kforce Inc. 2006 Stock Incentive Plan. Kforce maintains a Stock Incentive Plan that allows Kforce to grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, performance units, and performance shares to officers, directors, employees and consultants. None of Kforce’s Named Executive Officers received any grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or performance units, pursuant to the Stock Incentive Plan during 2006.

Kforce Inc. Supplemental Executive Retirement Plan. As of December 31, 2006, Kforce adopted a Supplemental Executive Retirement Plan (“SERP”) for all Named Executive Officers. The primary goals of the SERP are to provide for retirement benefits, create an additional wealth accumulation opportunity and restore lost qualified pension benefits due to ERISA limitations on the contributions that can be made by Named Executive Officers to Kforce’s 401(k) plan. The SERP is a nonqualified, defined benefit pension plan that is funded entirely by Kforce. Additional details regarding the SERP are provided in the following Pension Plan Table.

Kforce Senior Executive Retirement Health Plan. Under the terms of their respective employment agreements, if Messrs. Dunkel, Sanders, Liberatore, Ettore or McMahan retire while employed by the Firm, and qualify for retirement benefits under the SERP, then each may elect, on behalf of himself and his spouse, to participate in a Senior Executive Retirement Health Plan (“SERHP”) to be established by Kforce. The SERHP is presently in the plan design stage and has not been finalized.

Employment and Severance Contracts

The Committee has determined that it is in the best interests of Kforce and that of its shareholders to recognize the contributions the CEO and the other Named Executive Officers have made in the past and are expected to make in the future to Kforce’s business and to continue to retain these executive officers’ services. As a result, Kforce is a party to employment agreements with Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan. These agreements have been amended from time to time, most recently effective December 31, 2006. Below is a summary of these employment agreements.

Pursuant to Mr. Dunkel’s agreement, Mr. Dunkel serves as CEO and is entitled to an annual base salary of $575,000. Mr. Dunkel’s agreement extends for a rolling period of two years and 364 days, unless the agreement is earlier terminated by Mr. Dunkel with or without good reason, by Kforce with or without cause, or Mr. Dunkel’s employment is terminated by reason of death or disability. Mr. Dunkel’s agreement also provides that in the event that Kforce terminates Mr. Dunkel’s employment without cause, or if Mr. Dunkel terminates his employment with Kforce for good reason, Kforce will be obligated to pay, as severance, an amount equal to 2.99 times the sum of the annual base salary on the date of termination plus the average of Mr. Dunkel’s last three years’ cash bonuses. The agreement further provides that if a change in control occurs and Mr. Dunkel’s employment is terminated by Kforce without cause, or by Mr. Dunkel for good reason, prior to the first anniversary of the change in control date, then Mr. Dunkel will be entitled to receive, as severance, an amount in cash equal to 2.99 times the sum of his annual base salary on the date of termination plus the average of his last three years’ bonuses. For purposes of calculating the severance to be paid upon a change in control, Mr. Dunkel’s last three years’ bonuses will include the value of stock grants, restricted stock grants, option grants or other long-term incentives awarded, as defined in the agreement. In addition, in the event the amount payable to Mr. Dunkel as a result of termination of his employment is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, (the “Excise Tax”), or any similar tax, Kforce will pay Mr. Dunkel an additional amount (the “Gross-up Payment”) sufficient to put Mr. Dunkel in the same after-tax position as if no Excise Tax had been incurred. Mr. Dunkel is also entitled under his agreement to participate in Kforce’s Supplemental Executive Retirement Plan and post-retirement health benefits.

Pursuant to Messrs. Sanders’ and Liberatore’s agreements, Mr. Sanders serves as President and is entitled to an annual base salary of $490,000, and Mr. Liberatore serves as Chief Financial Officer and is entitled to an annual base salary of $350,000. Each agreement extends for a rolling period of two years and 364 days, unless the agreement is earlier terminated by Mr. Sanders or Mr. Liberatore with or without good reason, by Kforce with or without cause, or the Executive’s employment is terminated by reason of death or disability. The agreements also provide that in the event that Kforce terminates Mr. Sanders’ or Mr. Liberatore’s employment without cause, or if they terminate their employment with Kforce for good reason, Kforce will be obligated to pay, as severance, an amount equal to two times the sum of their respective annual base salary on the date of termination plus the average of their last two years’ cash bonuses. The agreements further provide that if a change in control occurs and Kforce terminates Mr. Sanders’ or Mr. Liberatore’s employment without cause, or if they terminate their employment with Kforce for good reason, prior to the first anniversary of the change in control date, then they will be entitled to receive, as severance, an amount in cash equal to 2.99 times the sum of their annual base salary on the date of termination plus the average of their respective last three years’ bonuses. For purposes of calculating the severance to be paid upon a change in control, their last three years’ bonuses will include the value of stock grants, restricted stock grants, option grants or other long-term incentives awarded, as defined in the agreements. In addition, in the event the amounts payable to Messrs. Sanders or Liberatore as a result of termination of their employment are subject to the Excise Tax, or any similar tax, Kforce will pay Messrs. Sanders or Liberatore a Gross-up Payment sufficient to put Messrs. Sanders or Liberatore in the same after-tax position as if no Excise Tax had been incurred. Messrs. Sanders and Liberatore are also entitled under their respective agreements to participate in Kforce’s Supplemental Executive Retirement Plan and post-retirement health benefits.

Pursuant to Mr. Ettore’s agreement, Mr. Ettore serves as Chief Services Officer and is entitled to an annual base salary of $250,000. Mr. Ettore’s agreement extends for a rolling period of two years, unless the agreement is earlier terminated by Mr. Ettore with or without good reason, by Kforce with or without cause, or Mr. Ettore’s employment is terminated by reason of death or disability. Mr. Ettore’s agreement also provides that in the event that Kforce terminates Mr. Ettore’s employment without cause, or if Mr. Ettore terminates his employment with Kforce for good reason, Kforce will be obligated to pay, as severance, an amount equal to two times the sum of the annual base salary on the date of termination plus the average of Mr. Ettore’s last two years’ cash bonuses. The agreement further provides that if a change in control occurs and Mr. Ettore’s employment is terminated by Kforce without cause, or by Mr. Ettore for good reason, prior to the first anniversary of the change in control date, then Mr. Ettore will be entitled to receive, as severance, an amount in cash equal to two times his annual base salary on the date of termination plus the average of his last two years’ bonuses. For purposes of calculating the severance to be paid upon a change in control, Mr. Ettore’s last two years’ bonuses will include the value of stock grants, restricted stock grants, option grants or other long-term incentives awarded, as defined in the agreement. In addition, in the event the amount payable to Mr. Ettore as a result of termination of his employment is subject to the Excise Tax, or any similar tax, Kforce will pay Mr. Ettore a Gross-up Payment sufficient to put Mr. Ettore in the same after-tax position as if no Excise Tax had been incurred. Mr. Ettore is also entitled under his agreement to participate in Kforce’s Supplemental Executive Retirement Plan and post-retirement health benefits.

Pursuant to Mr. McMahan’s agreement, Mr. McMahan serves as Chief Sales Officer and President, Atlantic Region, and is entitled to an annual base salary of $250,000. Mr. McMahan’s agreement extends for a rolling period of one year, unless the agreement is earlier terminated by Mr. McMahan with or without good reason, by Kforce with or without cause, or Mr. McMahan’s employment is terminated by reason of voluntary retirement, death or disability. Mr. McMahan’s agreement also provides that in the event that Kforce terminates Mr. McMahan’s employment without cause, or if Mr. McMahan terminates his employment with Kforce for good reason, Kforce will be obligated to pay, as severance, an amount equal to the sum of the annual base salary on the date of termination plus the average of Mr. McMahan’s last two years’ cash bonuses. The agreement further provides that if a change in control occurs and Mr. McMahan’s employment is terminated by Kforce without cause, or by Mr. McMahan for good reason, prior to the first anniversary of the change in control date, then Mr. McMahan will be entitled to receive, as severance, an amount in cash equal to two times his annual base salary on the date of termination plus the average of his last two years’ bonuses. For purposes of calculating the severance benefit to be paid upon a change in control, Mr. McMahan’s last two years’ bonuses will include the value of stock grants, restricted stock grants, option grants or other long-term incentives awarded, as defined in the agreement. In addition, in the event the amount payable to Mr. McMahan as a result of termination of his employment is subject to the Excise Tax, or any similar tax, Kforce will pay Mr. McMahan a Gross-up Payment sufficient to put Mr. McMahan in the same after-tax position as if no Excise Tax had been incurred. Mr. McMahan is also entitled under his agreement to participate in Kforce’s Supplemental Executive Retirement Plan and post-retirement health benefits.

Perquisites and Other Personal Benefits

Kforce includes an allowance of up to $50,000 for perquisites in each Named Executive Officer’s base salary, which the Named Executive Officer may use in his discretion for reimbursement of healthcare costs, financial planning fees, automobile allowance or any other appropriate prerequisite. Since the $50,000 perquisite may be spent in the Named Executive Officer’s discretion, we have included this dollar amount in the Salary column in the Summary Compensation Table below. The Committee believes the level of perquisites is a necessary and attractive part of the executive officer pay package and is competitive with the perquisites provided to similar executives in the staffing industry.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2),(3)	Option Awards	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Compensation	Total
David Dunkel CEO	2006	$625,000	$0	$940,878	$0	$325,000	$705	$0	$1,891,583

William Sanders, President	2006	$540,000	$0	$561,254	$0	$450,000	$2,361	$0	$1,553,614

Joseph Liberatore, CFO	2006	$400,000	$0	$314,988	$0	$290,000	$155	$0	$1,005,143

Michael Ettore, Chief Services Officer	2006	$300,000	$0	$131,477	$0	$165,000	$169	$0	$596,646

Stephen McMahan, Chief Sales Officer	2006	$300,000	$0	$140,243	$0	$150,000	$238	$0	$590,481

(1)	Represents each Named Executive Officer’s base salary pursuant to their employment agreements and an annual perquisite allowance of $50,000 for each Named Executive Officer, which the Named Executive Officer may use in his discretion for reimbursement of healthcare costs, financial planning fees, automobile allowance or any other appropriate perquisite.
(2)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R, without regard to estimated forfeitures related to service-vesting conditions, and reflect the compensation expense recorded during the fiscal year ended December 31, 2006, related to a December 2004 restricted stock grant that vested on December 21, 2006. For a discussion of valuation assumptions used in calculation of these amounts, see Note 10 to Kforce’s audited financial statements, included within Kforce’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2006.
(3)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R, without regard to estimated forfeitures related to service-vesting conditions and reflect the compensation expense recorded during the fiscal year ended December 31, 2006, related to the ALTI award granted on February 21, 2006. For a discussion of valuation assumptions used in calculation of these amounts, see Note 8 to Kforce’s audited financial statements, included within Kforce’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2006.
(4)	Represents cash bonuses earned by the Named Executive Officers during the fiscal year ended December 31, 2006, under the 2005 Annual Performance Bonus Plan. These amounts were paid to the Named Executive Officers in February, 2007.

The Stock Awards column includes compensation expense recorded in 2006 related to a December 2004 restricted stock grant that vested on December 21, 2006, and an ALTI grant, awarded on February 21, 2006, which is accounted for under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share-Based Payment” (SFAS 123R). The compensation expense recorded in 2006 for each award is provided in the table below:

Name	Year	Amortization of Alternative Long-Term Incentive Grant	Amortization of Increase in Value of Alternative Long-Term Incentive Grant	Amortization of 2004 Restricted Stock Grant	Total Amortization of ALTI and Restricted Stock Grants
David Dunkel	2006	$373,917	$29,502	$537,459	$940,878
William Sanders	2006	$223,050	$17,599	$320,605	$561,254
Joseph Liberatore	2006	$125,181	$9,877	$179,930	$314,988
Michael Ettore	2006	$40,643	$3,207	$87,627	$131,477
Stephen McMahan	2006	$40,643	$3,207	$96,393	$140,243

The ALTI amortization amounts included in the Stock Awards column of the Summary Compensation Table are based on an ALTI awarded by the Committee, considering Kforce’s stock performance in 2005. The total ALTI awarded to executives on February 21, 2006 was $1,744,038. The terms of the ALTI award state that the ALTI vests fully on January 1, 2008, and the total ALTI shall increase or decrease in value equal to the quarterly increase or decrease in the price of Kforce’s common stock over the period from January 1, 2006, to January 1, 2008. The amounts presented for the ALTI include both the amortization of the initial grant from the Compensation Committee and amortization of the change in value of the grant since the initial award.

The Non-Equity Incentive Plan Compensation column in the Summary Compensation Table includes an objectives-based bonus based upon business unit targets and individual accomplishments and performance-based incentives for earnings per share and revenue levels as determined under the Kforce Inc. 2005 Annual Performance Bonus Plan for each Named Executive Officer as follows:

Name	Year	Objectives- Based Bonus	Performance- Based Bonus	Total Non-Equity Incentive Plan Compensation
David Dunkel	2006	$0	$325,000	$325,000
William Sanders	2006	$0	$450,000	$450,000
Joseph Liberatore	2006	$0	$290,000	$290,000
Michael Ettore	2006	$0	$165,000	$165,000
Stephen McMahan	2006	$0	$150,000	$150,000

Objectives-based cash bonuses are determined based on executive performance as compared to prescribed business unit objectives. The performance-based incentives included above are determined based upon Kforce performance as compared to revenue and earnings per share goals in accordance with the 2005 Annual Performance Bonus Plan. In 2006, the CEO recommended to the Committee a reduction in total cash bonuses to all Named Executive Officers of $1.5 million. As a result, no objective-based cash bonuses were awarded to Named Executive Officers for 2006.

2006 Grants of Plan-Based Awards

Name and Principal Position	Grant Date	Plan Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (S/Sh)	Grant Date Fair Value

			Threshold	Target	Maximum	Threshold	Target	Maximum
David Dunkel CEO	12/31/2006	Annual Performance Bonus Plan(1)	—	$325,000	—	—		—
	2/21/2006	ALTI Grant(2),(3)				—	$875,715	—	—	—	—	$811,673

William Sanders, President	12/31/2006	Annual Performance Bonus Plan(1)	—	$450,000	—
	2/21/2006	ALTI Grant(2),(3)				—	$522,383	—	—	—	—	$484,181

Joseph Liberatore, CFO	12/31/2006	Annual Performance Bonus Plan(1)	—	$290,000	—
	2/21/2006	ALTI Grant(2),(3)				—	$293,174	—	—	—	—	$271,734

Michael Ettore, Chief Services Officer	12/31/2006	Annual Performance Bonus Plan(1)	—	$165,000	—
	2/21/2006	ALTI Grant(2),(3)				—	$95,186	—	—	—	—	$88,225

Stephen McMahan, Chief Sales Officer	12/31/2006	Annual Performance Bonus Plan(1)	—	$150,000	—
	2/21/2006	ALTI Grant(2),(3)				—	$95,186	—	—	—	—	$88,225

(1)	Represents cash payments earned by the Named Executive Officers during the fiscal year ended December 31, 2006, under the 2005 Annual Performance Bonus Plan. These amounts were paid to the Named Executive Officers in February, 2007.
(2)	The terms of the ALTI award state that the ALTI vests fully on January 1, 2008, and the total ALTI shall increase or decrease in value equal to the quarterly increase or decrease in the price of Kforce’s common stock over the period from January 1, 2006 to January 1, 2008. The values represented in the table above represent the pro-rata fair value expected payout at December 31, 2006.
(3)	The grant date fair value represents the value of the ALTI on the February 21, 2006, grant date.

Option Exercises and Stock Vested in 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting (1)	Value realized upon Vesting
David Dunkel	521,862	$6,204,934	136,496	$1,659,255
William Sanders	207,952	$1,587,392	77,228	$942,967
Joseph Liberatore	182,766	$1,494,659	43,714	$533,365
Michael Ettore	—	—	16,005	$200,783
Stephen McMahan	72,307	$735,477	—	—

(1)	Stock awards acquired on vesting above relate to 2004 restricted stock grants that vested in 2006.

Outstanding Equity Awards at December 31, 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Dunkel, CEO, (2)	13,407	—	—	$22.375	1/29/2008	—	—	—	—
	86,593	—	—	$22.375	1/29/2008	—	—	—	—
	378,207	—	—	$7.25	09/01/2009	—	—	—	—
	192,559	—	—	$13.438	12/31/2009	—	—	—	—
	200,000	—	—	$15.25	02/02/2010	—	—	—	—
	206,782	—	—	$5.30	01/16/2012	—	—	—	—
	153,300	—	—	$9.35	12/31/2013	—	—	—	—
	187,200	—	—	$10.95	12/22/2014	—	—	—	—

William L. Sanders, President, (3)	100,000	—	—	$8.6875	3/31/2009	—	—	—	—
	158,621	—	—	$7.25	9/1/2009	—	—	—	—
	92,559	—	—	$13.438	12/31/2009	—	—	—	—
	98,000	—	—	$15.25	2/2/2010	—	—	—	—
	74,700	—	—	$9.35	12/31/2013	—	—	—	—
	107,985	—	—	$10.95	12/22/2014	—	—	—	—

Joseph J. Liberatore, CFO, (4)	9,469	—	—	$11.00	1/29/2008	—	—	—	—
	531	—	—	$22.375	01/29/2008	—	—	—	—
	31,673			$7.25	09/01/2009
	42,559	—	—	$13.438	12/31/2009	—	—	—	—
	68,200	—	—	$15.25	02/02/2010	—	—	—	—
	19,366	—	—	$3.4925	01/25/2011	—	—	—	—
	81,133	—	—	$5.30	1/16/2012	—	—	—	—
	43,400	—	—	$9.35	12/31/2013	—	—	—	—
	56,597	—	—	$10.95	12/22/2014	—	—	—	—

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Ettore, Chief Services Officer, (5)	2,500	—	—	$9.9375	4/22/2009	—	—	—	—
	24,579	—	—	$7.25	9/1/2009	—	—	—	—
	421	—	—	$7.25	9/1/2009	—	—	—	—
	4,558	—	—	$15.25	2/2/2010	—	—	—	—
	1,953	—	—	$15.25	2/2/2010	—	—	—	—
	8,333	—	—	$3.4925	1/25/2011	—	—	—	—
	16,667	—	—	$3.4925	1/25/2011	—	—	—	—
	839	—	—	$5.30	1/16/2012	—	—	—	—
	24,161	—	—	$5.30	1/16/2012	—	—	—	—
	16,391	—	—	$9.35	12/31/2013	—	—	—	—
	3,609	—	—	$9.35	12/31/2013	—	—	—	—
	22,879	—	—	$10.95	12/22/2014	—	—	—	—
	9,132	—	—	$10.95	12/22/2014	—	—	—	—

Stephen McMahan, Chief Sales Officer, (6)	4,000	—	—	$27.875	04/19/2008	—	—	—	—
	36,948	—	—	$5.30	01/16/2012	—	—	—	—
	20,000	—	—	$9.35	12/31/2013	—	—	—	—
	10,868	—	—	$10.95	12/22/2014	—	—	—	—
	9,132	—	—	$10.95	12/22/2014	—	—	—	—

(1)	The total in-the-money values of the options contained in the table above for each senior executive are based upon a closing market price of $12.17 on December 29, 2006, and are $3,923,551 for Mr. Dunkel, $1,462,235 for Mr. Sanders, $1,078,946 for Mr. Liberatore, $610,132 for Mr. Ettore and $333,094 for Mr. McMahan.
(2)	With respect to the options granted to Mr. Dunkel, the following are the vesting dates for each of the options listed above: (a) the grants of 13,407 and 86,593 options vested as follows: 20,000 vested on 1/30/1999; 30,000 vested on 1/30/2000; and 50,000 vested on 1/30/2001; (b) the grant of 378,207 options vested as follows: 75,641 vested on 9/2/2000; 113,462 on 9/2/2001; and 189,104 on 9/2/2002; (c) the grant of 192,559 options vested as follows: 40,000 vested on 1/1/2001; 60,000 on 1/1/2002; and 92,559 on 1/1/2003, (d) the grant of 200,000 options vested as follows: 40,000 on 2/3/2001; 60,000 on 2/3/2002; and 100,000 on 2/3/2003; (e) the grant of 206,782 options vested as follows: 57,200 on 1/17/2003; 85,800 on 1/17/2004; and 124,133 on 9/09/2004; (f) the grant of 153,300 options vested on 12/30/2004; and (g) the grant of 187,200 options vested on June 30, 2005.
(3)	With respect to the options granted to Mr. Sanders, the following are the vesting dates for each of the options listed above: (a) the grant of 100,000 options vested as follows: 20,000 on 4/1/2000; 30,000 on 4/1/2001; and 50,000 on 4/1/2002; (b) the grant of 158,621 options vested as follows: 31,724 on 9/2/2000; 47,586 on 9/2/2001; 79,311 on 9/2/2002; (c) the grant of 92,559 options vested as follows: 20,000 on 1/1/2001; 30,000 on 1/1/2002; and 42,559 on 1/1/2003; (d) the grant of 98,000 options vested as follows: 19,600 on 2/3/2001; 29,400 on 2/3/2002; and 49,000 on 2/3/2003; (e) the grant of 74,700 options vested on December 30, 2004; and (f) the grant of 107,985 options vested on June 30, 2005.
(4)	With respect to the options granted to Mr. Liberatore, the following are the vesting dates for each of the options listed above: (a) the grants of 9,469 and 531 options vested as follows: 2,000 on 1/30/1999; 3,000 on 1/30/2000; and 5,000 on 1/30/2001; (b) the grant of 31,673 options vested as follows: 6,334 on 9/2/2000; 9,502 on 9/2/2001; and 15,837 on 9/2/2002; (c) the grant of 42,559 options vested as follows: 10,000 on 1/1/2001; 15,000 on 1/1/2002; and 17,559 on 1/1/2003; (d) the grant of 68,200 options vested as follows: 13,640 on 2/3/2001; 20,460 on 2/3/2002; and 34,100 on 2/3/2003; (e) the grant of 19,366 options vested as follows: 6,455 on 1/26/2002; 6,455 on 1/26/2003; and 6,456 on 1/26/2004; (f) the grant of 81,133 options vested as follows: 16,226 on 1/17/2003; 24,340 on 1/17/2004; and 40,567 on 9/09/2004; (g) the grant of 43,400 options vested on December 30, 2004; and (h) the grant of 56,597 options vested on June 30, 2005.

(5)	With respect to the options granted to Mr. Ettore, the following are the vesting dates for each of the options listed above: (a) the grant of 2,500 options vested as follows: 500 on 4/23/2000; 750 on 4/23/2001; and 1,250 on 4/23/2002; (b) the grants of 24,579 and 421 options vested as follows: 5,000 on 9/2/2000; 7,500 on 9/2/2001; and 12,500 on 9/2/2002; (c) the grants of 4,558 and 1,953 options vested as follows: 1,302 on 2/3/2001; 1,953 on 2/3/2002; and 3,256 on 2/3/2003; (d) the grants of 8,333 and 16,667 options vested as follows: 8,334 on 1/26/2002; 8,333 on 1/26/2003; and 8,333 on 1/26/2004; (e) the grants of 839 and 24,161 options vested as follows: 5,000 on 1/17/2003; 7,500 on 1/17/2004; and 12,500 on 9/09/2004; (f) the grants of 16,391 and 3,609 options vested on 12/30/2004; and (g) the grants of 22,879 and 9,132 options vested on 06/30/2005.
(6)	With respect to the options granted to Mr. McMahan, the following are the vesting dates for each of the options listed above: (a) the grant of 4,000 options vested as follows: 1,333 on 4/20/1999; 1,333 on 4/20/2000; and 1,334 on 4/20/2001; (b) the grant of 36,948 options vested as follows: 12,316 on 1/17/2003; 12,316 on 1/17/2004; and 12,316 on 9/09/2004; (c) the grant of 20,000 options vested on 12/31/2004; and (d) the grants of 10,868 and 9,132 options vested on 06/30/2005.

Pension Benefits Table

Name	Plan Name	Present Value of Accumulated Benefit	Payments During Last Fiscal Year ($)
David Dunkel, CEO	Supplemental Executive Retirement Plan	$806	$0
William L. Sanders, President	Supplemental Executive Retirement Plan	$2,001	$0
Joseph J. Liberatore, CFO	Supplemental Executive Retirement Plan	$155	$0
Michael Ettore, Chief Services Officer	Supplemental Executive Retirement Plan	$169	$0
Stephen McMahan, Chief Sales Officer	Supplemental Executive Retirement Plan	$238	$0

The SERP is a nonqualified benefit plan, and does not include elective deferrals of covered executive officers’ salaries. The SERP is funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible for Kforce when paid. Benefits payable under the SERP are targeted at 45% of the covered executive officer’s final base salary and target annual incentives. Benefits under the SERP are normally paid for the life of the covered executive officer, but may be commuted to a lump sum or to payments over 5, 10 or 15 years, as elected by the covered executive officer. Interest continues to be credited on the unpaid account balance, if the covered executive officer does not commute the benefits. Normal retirement age under the SERP is defined as age 65, however early retirement with a lump sum payment at 62, or sooner, but no earlier than age 55, based on a minimum of 10 years of service, is permitted with certain discounts on the age 65 benefit amount. SERP benefits vest based upon a graded vesting schedule.

2006 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
David Dunkel, CEO	$0	$0	$(101)	$0	$84,760
William L. Sanders, President	$0	$0	$360	$0	$18,848
Joseph J. Liberatore, CFO	$0	$0	$0	$0	$0
Michael Ettore, Chief Services Officer	$0	$0	$0	$0	$0
Stephen McMahan, Chief Sales Officer	$0	$0	$0	$0	$0

Under Kforce’s nonqualified deferred compensation plan, senior executives may defer up to 100% of cash compensation to later years. Amounts deferred are indexed to investment options selected by the senior executives and increase or decrease in value based upon the performance of the selected investments. Senior executives are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of the participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Executive contributions included in this table are a component of and have also been included in salary or non-equity incentive plan compensation totals in the Summary Compensation Table above.

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments in the Event of Termination or Change in Control

This section provides information on amounts that would have been payable to each named executive officer upon termination of employment on December 31, 2006.

Depending upon the termination circumstances surrounding separation, the executive officer may be entitled to receive one or more of the following benefits: (a) immediate vesting of then-unvested stock option, SAR, PARS and restricted stock and ALTI awards, (b) severance pay, (c) immediate vesting of then-unvested amounts under the Senior Executive Retirement Plan, (d) salary and benefits continuation for a specified period, and (e) continued participation in medical plans until death.

The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below (which, as stated above, are calculated under the assumption that the event occurred on December 31, 2006) because such payments are contingent upon various factors at the time of the occurrence of the assumed event, including, but not limited to, one or more of the following: (1) each executive’s salary, bonus, and annual incentive awards, (2) the amount and nature of unvested equity and other incentive awards held by the executive, (3) the trading price of the Firm’s stock, (4) the amount of employee benefits, (5) the executive’s age or years of service with the Firm, (6) the date of termination, and (7) the circumstances of the termination.

Stock Options, Restricted Shares and ALTI Awards

Immediate vesting of unvested stock options, restricted shares, SAR, PARS and ALTI awards would occur in the event of (a) termination of employment by reason of death or (b) a change in control of the Firm. At December 31, 2006, there were no unvested restricted shares or stock options held by Messrs. Dunkel, Sanders, Liberatore, McMahan, or Ettore. The 2006 ALTI award was unvested as of December 31, 2006.

Defined Benefit Plans

Immediate vesting of all then-unvested amounts accrued under the Senior Executive Retirement Plan would occur in the event of a change in control of the Firm. If any of such events had occurred on December 31, 2006, Messrs. Dunkel, Sanders, Liberatore, McMahan and Ettore would have become vested in $806, $2,001, $155, $238 and $169, respectively.

Severance Pay

In the event of Mr. Dunkel’s employment is terminated by Kforce without cause, or by Mr. Dunkel for good reason, Mr. Dunkel would receive an amount equal to 2.99 times the sum of the annual base salary on the date of termination plus the average of Mr. Dunkel’s last three years’ cash bonus. In the event Messrs. Sanders’, Liberatore’s or Ettore’s employment is terminated by Kforce without cause, or by Messer. Sanders, Liberatore or Ettore for good reason, Messrs. Sanders, Liberatore or Ettore would receive an amount equal to 2 times the sum of the annual base salary on the date of termination plus the average of their last two years’ cash bonus. In the event Mr. McMahan’s employment is terminated by Kforce without cause, or by Mr. McMahan for good reason, Mr. McMahan would receive an amount equal to his annual base salary on the date of termination plus the average of Mr. McMahan’s last two years’ cash bonus. If such a termination had occurred on December 31, 2006, Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan would receive severance pay of $4,527,358, $2,200,100, $1,462,305, $861,875 and $499,572, respectively.

In the event that a change of control occurs and the employment of Messrs. Dunkel, Sanders or Liberatore is terminated by Kforce for other than for cause or by Messrs. Dunkel, Sanders or Liberatore for good reason at any time prior to the first anniversary of the change in control date, then Messrs. Dunkel, Sanders and Liberatore will be entitled to receive, as severance, an amount in cash equal to 2.99 times the sum of their annual base salary on the date of termination plus the average of their last three years’ bonus. For purposes of calculating this change of control severance benefit, bonus is defined to include the value of stock grants, restricted stock grants, option grants or other long-term incentives awarded in a given year, as well as cash bonus. In the event that a change in control occurs and Messrs. Ettore’s or McMahan’s employment is terminated by Kforce for other than for Cause, or by Messrs. Ettore or McMahan for good reason, at any time prior to the first anniversary of the change in control date, then Messrs. Ettore or McMahan will be entitled to receive, as severance, an amount in cash equal to 2 times the sum of their respective annual base salary on the date of termination plus the average of their last two years’ bonus. For purposes of calculating this change of control severance benefit, bonus is defined to include the value of stock grants, restricted stock grants, option grants or other long-term incentives awarded in a given year, as well as cash bonus. If such a termination had occurred on December 31, 2006, Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan would receive severance pay of $7,676,284, $5,419,419, $3,447,268, $1,189,410 and $1,126,913, respectively.

Disability

Should Messrs. Dunkel, Sanders, or Liberatore become totally and permanently disabled during the term of employment, then their employment may be terminated upon 30 days written notice and in such event, subject to offsets for social security and insurance benefits, they will be entitled to receive continued base salary, health and welfare benefits, and service credit under any Executive Retirement and Deferred compensation Plans, until the earlier of: death, 65th birthday, or 2 years and 364 days from the disability date. Should death occur during the benefit continuation period, then the base salary and benefits would continue to be provided to their family members for 2 years and 364 days from the disability date.

Should Messrs. Ettore and McMahan become totally and permanently disabled during the term of employment, then their employment may be terminated upon 30 days written notice and in such event, subject to offsets for social security and insurance benefits, they will be entitled to receive continued base salary, health and welfare benefits, and service credit under any Executive Retirement and Deferred Compensation Plans, until the earlier of: death, 65th birthday, or 2 years from the disability date. Should death occur during the benefit continuation period, then the base salary and benefits would continue to be provided to their family members for 2 years from the disability date.

Death

Should Messrs. Dunkel, Sanders, Liberatore, Ettore or McMahan die while employed by Kforce, all stock options, restricted stock, other equity grants, and all other long term incentive grants shall immediately fully vest. Should Messrs. Dunkel, Sanders, Liberatore, Ettore or McMahan die during the salary and benefit continuation period for total and permanent disability, all stock options, restricted stock, other equity grants, and all other long term incentive grants shall fully vest as of the date that employment was terminated on account of such disability.

Should Messrs. Dunkel, Sanders, Liberatore, Ettore or McMahan die while employed by Kforce, base salary and benefits would continue to be provided to their family members for 2 years and 364 days from the date of death in the case of Messrs. Dunkel, Sanders, and Liberatore and for 2 years from the date of death in the case of Messrs. Ettore and McMahan. Should Messrs. Dunkel, Sanders, or Liberatore die during the salary and benefit continuation period for total and permanent disability, then the base salary and benefits would continue to be provided to their family members for 2 years and 364 days from the disability date. Should Messrs. Ettore or McMahan die during the salary and benefit continuation period for total and permanent disability, then the base salary and benefits would continue to be provided to their family members for 2 years from the disability date.

Other Items

Under the terms of their respective employment agreements, if Messrs. Dunkel, Sanders, Liberatore, Ettore or McMahan retire while employed by the Firm, and qualify for retirement benefits under the SERP, then they may each elect, on behalf of themselves and their spouse, to participate in a Senior Executive Retirement Health Plan (“SERHP”) to be established by Kforce. The SERHP is presently in the plan design stage, and has not been finalized. The present value cost to Kforce of plans presently under consideration is estimated to be approximately $262,000 for each Named Executive Officer over the estimated remaining period of their employment.

Total Amounts under Specified Circumstances

In all circumstances, each Named Executive Officer would also be entitled, in addition to the amount set forth below, to receive his then vested account under the Deferred Compensation Plan and the Supplemental Executive Retirement Plan. These vested amounts are set forth above in the “Nonqualified Deferred Compensation” table and the “Pension Benefits” Table.

As of December 31, 2006, in the event Kforce terminated the employment of the Named Executive Officers without cause, or if the Named Executive Officers terminated their employment for good reason, where there had been no change in control of Kforce within the past year, the severance payments would be $4,527,358, $2,200,100, $1,462,305, $861,875 and $499,572, respectively, for Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan. The severance payments for such terminations had there been a change of control within the past year would be $7,676,234, $5,419,419, $3,447,268, $1,189,140, and $1,126,913, respectively, for Messrs. Dunkel, Sanders, Liberatore, Ettore and McMahan.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid In Cash (1)	Stock Awards (2)	Option Awards (3)(4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (5)	Total ($)
John N. Allred	$43,000	$0	$7,695	$0	$0	$0	$50,695
W.R. Carey, Jr.	$56,000	$0	$7,695	$0	$0	$0	$63,695
Mark F. Furlong	$61,000	$0	$7,695	$0	$0	$0	$68,695
Patrick D. Moneymaker	$35,000	$0	$7,695	$0	$0	$39,058	$81,753
Elaine D. Rosen	$46,500	$0	$7,695	$0	$0	$0	$54,195
Ralph E. Struzziero	$44,000	$0	$7,695	$0	$0	$0	$51.695
A. Gordon Tunstall	$31,000	$0	$7,695	$0	$0	$0	$38,695

(1)	Fees earned or paid in cash above consist of an annual retainer for each board member of $15,000, and meeting fees for each board or committee meeting attended of $2,000. Fees earned or paid in cash above also include annual retainers for each committee chairperson, as follows: $10,000 paid to Mark F. Furlong for his service as Audit Committee Chairman, $7,500 paid to Elaine D. Rosen for her service as Compensation Committee Chairwoman, $5,000 paid to W.R. Carey for his service as Nominating Committee Chairman and $5,000 paid to Ralph E. Struzziero for his service as Governance Committee Chairman. Option awards above consist of compensation expense recorded in accordance with SFAS 123R in 2006 related to the July 28 annual option grant to board members.
(2)	During the fiscal year ended December 31, 2006, Kforce did not grant any stock awards to any director.
(3)	The amounts reported reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R, which consists of compensation expense recorded during 2006. The grant date fair value of each option granted is as follows: John N. Allred, 43,524; W.R. Carey, Jr., 43,524; Mark F. Furlong, 43,524; Elaine D. Rosen, 43,524; Ralph E. Struzziero, 43,524; A. Gordon Tunstall, 43,524; and Patrick D. Moneymaker, 43,524.
(4)

Represents awards of options made to the following directors on July 28, 2006: John N. Allred, 5,000; W.R. Carey, Jr., 5,000; Mark F. Furlong, 5,000; Elaine D. Rosen, 5,000; Ralph E. Struzziero, 5,000; and

A. Gordon Tunstall, 5,000; and Patrick D. Moneymaker, 5,000. The exercise price of each of the options granted during fiscal 2006 is equal to the opening stock price on the date of the grant. The following are the aggregate number of option awards outstanding at fiscal year end for each of Kforce’s directors: John N. Allred, 54,326; W.R. Carey, Jr., 83,238; Mark F. Furlong, 34,855; Elaine D. Rosen, 15,000; Ralph E. Struzziero, 19,464; A. Gordon Tunstall, 30,000; and Patrick D. Moneymaker, 5,000. Kforce grants 5,000 options annually as a long-term incentive to each board member. The strike price of the options is equal to the closing stock price on the date of grant. All other compensation for Patrick Moneymaker consists of consulting fees paid in relation to the acquisition of Bradson Corporation in October 2006. Mr. Moneymaker resigned as a board member effective October 1, 2006 to assume the role as Chief Executive Officer of Kforce Government Holdings, Inc., a wholly-owned subsidiary of Kforce Inc.

(5)	The dollar figure reflected in the “All Other Compensation” column reflects the consulting fees paid to Mr. Moneymaker during fiscal year ending 2006 in relation to the acquisition of Bradson Corporation in October 2006. Effective September 30, 2006, Mr. Moneymaker resigned as a director to become Chief Executive Officer of Kforce Government Holdings, Inc., a wholly-owned subsidiary of Kforce Inc.

The aggregate number of shares of Kforce stock and options to purchase Kforce stock held by each outside director at December 31, 2006, are as follows:

Name	Aggregate Number of Shares Held	Aggregate Number of Unexercised Options Held
John N. Allred	47,424	54,326
W.R. Carey, Jr.	40,000	83,238
Mark F. Furlong	17,100	34,855
Elaine D. Rosen	1,000	15,000
Ralph E. Struzziero	141,355	19,464
A. Gordon Tunstall	—	30,000

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Kforce has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee

Elaine D. Rosen (Chairperson)

W.R. Carey, Jr.

Mark F. Furlong

Ralph E. Struzziero

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such filings.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our Annual Meeting of Shareholders in 2008 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than January 4, 2008. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2008.

In addition, the proxy solicited by the Board for the Annual Meeting of Shareholders in 2008 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by March 20, 2008.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.

The material referred to in this proxy statement under the captions “Proposal on Which You May Vote—Information About the Board of Directors and Committees—Audit Committee,” “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to Joseph J. Liberatore, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Oral requests may be made by calling Kforce Investor Relations at (813) 552-5000. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

KFORCE®

PROFESSIONAL STAFFING

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 18, 2007.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01 - Elaine D. Rosen (Class I) 04 - Richard M. Cocchiaro (Class II)

02 - Ralph E. Struzziero (Class I)

03 - Howard W. Sutter (Class I)+

Mark here to vote FOR all nominees

Mark here to WITHHOLD vote from all nominees

For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01 02 03 04

2. Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2007.

For Against Abstain

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

B Non-Voting Items

Change of Address – Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND + MR A SAMPLE AND MR A SAMPLE AND MR A 3

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

KFORCE®

PROFESSIONAL STAFFING

Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 19, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JOSEPH J. LIBERATORE and MICHAEL BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, on June 19, 2007, at 8:00 a.m. Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.

The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2007, and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE